Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CROSS COUNTRY HEALTHCARE, INC.

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ARTICLE One

The name of the corporation is Cross Country Healthcare, Inc. (the “Corporation”).

ARTICLE Two

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE Four

The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, $0.01 par value per share.

ARTICLE Five

The Corporation shall have perpetual existence.

ARTICLE Six

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation (the “Board”) is expressly authorized to make, alter, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE Seven

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board or as set forth in the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE Eight

Except to the extent that the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director.  Any amendment or repeal of this Article Eight shall not adversely affect any right or protection of a director of the Corporation under the General Corporation Law of the State of Delaware existing at the time of such repeal or modification, and shall not apply to or have any effect on the liability or alleged liability of any director with respect to any acts or omissions of such directors occurring prior to such amendment or repeal.

ARTICLE Nine

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE Ten

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE Eleven

The Corporation shall indemnify to the fullest extent authorized or permitted by law, as now or hereafter in effect, any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such person’s testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation (each, an “Indemnified Person”). Such right to indemnification shall continue as to any such Indemnified Person who has ceased to be a director, officer or employee of the Corporation or any predecessor of the Corporation or any such other enterprise and shall inure to the benefit of such Indemnified Person’s heirs, executors and personal and legal representatives.  The right to indemnification conferred by this Article Eleven shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board, provide additional rights to indemnification and to the advancement of expenses to directors, officers and employees and agents of the Corporation (subject to the final paragraph of this Article Eleven).

The rights to indemnification and to the advance of expenses conferred in this Article Eleven shall not be exclusive of any other right which any person may have or hereafter acquire under this certificate of incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of the foregoing provisions of this Article Eleven by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of any Indemnified Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE Twelve

In recognition and anticipation that (i) the certain of the Covered Persons (defined below) may serve as directors or officers of the Corporation, (ii) the Sponsor (defined below) and its Affiliated Companies (defined below) engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with the Sponsor and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Twelve are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Covered Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

The Corporation and its Affiliated Companies renounce, to the fullest extent permitted by law, any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, any Excluded Opportunity (as defined below).  As a result of such renunciation, (a) all Excluded Opportunities shall belong to the Sponsor and its Affiliated Companies, (b) no Covered Person shall have any duty to present any Excluded Opportunity to the Corporation or its Affiliated Companies, (c) the Covered Persons shall have the right to hold and exploit all Excluded Opportunities for their own account and benefit, or to direct, sell, assign or transfer any Excluded Opportunity to any other person or entity and (d) the Covered Persons cannot be, and shall not be, liable to the Corporation, its stockholders or its Affiliated Companies for breach of any fiduciary duty to the Corporation, its stockholders or its Affiliated Companies by reason of the fact that any Covered Person does not present any Excluded Opportunity to the Corporation or its Affiliated Companies or pursues, acquires or exploits any Excluded Opportunity for itself or directs, sells, assigns or transfers any Excluded Opportunity to any other person or entity.  Any person or entity purchasing or otherwise acquiring any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Twelve.

To the extent that any provision of this Article Twelve is found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Article Twelve.

“Affiliated Company” means (a) in respect of the Sponsor, (i) any entity that controls, is controlled by or is under common control with the Sponsor (other than the Corporation and any company that is controlled by the Corporation) and (ii) any investment fund managed by the Sponsor or any person or entity that controls, is controlled by or is under common control with the Sponsor and (b) in respect of the Corporation, any company controlled by the Corporation.

“Covered Persons” means (a) the Sponsor, its Affiliated Companies and any partner, member, director, officer, stockholder, employee or agent of the Sponsor or any of its Affiliated Companies, and (b) any person serving as a director, officer, employee or agent of the Corporation at the request of the Sponsor or any of its Affiliated Companies.

“Excluded Opportunity” means any matter, transaction or interest or potential matter, transaction or interest (including without limitation those that might be the same as or similar to the business or activities of the Corporation or any of its Affiliated Companies) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, any Covered Person unless such matter, transaction or interest is offered in writing to a Covered Person expressly and solely in such Covered Person’s capacity as a director or officer of the Corporation.

“Sponsor” means Knox Lane LP.

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